Exhibit 99.1

FOR IMMEDIATE RELEASE                                   CONTACT
---------------------                                   Greg Adams
                                                        COO and CFO
                                                        EDGAR(R) ONLINE(R), INC.
                                                        (203) 852-5666
                                                        gadams@edgar-online.com

     EDGAR(R) ONLINE FIRST QUARTER SUBSCRIPTIONS AND DATA SALES INCREASE 23%

                           TOTAL REVENUES INCREASE 12%

SOUTH NORWALK, Conn. -- May 2, 2006 -- EDGAR(R) Online(R), Inc. (NASDAQ: EDGR), today announced that its core business - subscription and data sales - increased 23% to $3.8 million for the quarter ended March 31, 2006, compared to $3.1 million for the same quarter last year. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

EDGAR Online reported a 12% increase in total revenue for the quarter ended March 31, 2006, compared to the same quarter last year, despite a decrease in the Company's technical services business which ceased in the third quarter of 2005. Deferred revenue increased 26% to $3.9 million in the first quarter of 2006, compared to $3.1 million in the first quarter of 2005. Part of the growth in deferred revenue is related to the introduction of the I-Metrix suite of products. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future quarters as the Company's subscription and data products are utilized.

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Gross margins decreased slightly to 84% for the first quarter of 2006, compared to 86% for the first quarter of 2005, as a result of the amortization of capitalized I-Metrix product development costs and the adoption of SFAS 123(R), described below. The Company expects gross margins to continue to exceed 80% in future periods.

Susan Strausberg, EDGAR Online's president and CEO, said, "Our partnership with R.R. Donnelley is more than meeting our expectations. We have begun working with their global sales and marketing staff to better educate their customers about the benefits of Interactive Data (XBRL) and our I-Metrix suite of products. Together, we have produced various new marketing materials to further expand awareness of our combined offerings. As the SEC gets closer to mandating Interactive Data, we expect our efforts will translate into increased sales revenue from our I-Metrix Professional and Xcelerate services."

The Company's first quarter business highlights include the following:

     o Sold more than $1.2 million in annual contract value for the I-Metrix suite of products as of March 31, 2006, compared to $300,000 at December 31, 2005.

     o Entered into a sales and marketing agreement with R.R. Donnelley (NYSE: RRD) to offer EDGAR Online's I-Metrix suite of eXtensible Business Reporting Language (XBRL) products to R.R. Donnelley's customers and prospects.

     o Increased the number of companies available in I-Metrix to over 9,000, including ADRs and private companies.

     o Expanded the depth of XBRL U.S. GAAP taxonomies for the consumer and industrial industries, banking and savings institutions, and insurance and broker dealer industries, and added XBRL taxonomies for the oil and gas, utility and real estate industries.

     o Enhanced I-Metrix to include earnings estimates, analyst recommendations and estimated long-term growth rates for companies, their industries and the S&P 500, as well as introduced new tools in I-Metrix Professional which allow screening for companies by industry, sector, SIC and/or trading exchange.

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EDGAR(R) Online, Inc.
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     o    Named by Gartner as a "Cool Vendor" in their March 15, 2006 "Cool
          Vendors in the High-Performance Workplace."

Strausberg continued, "In March, the SEC announced the companies that will participate in the XBRL pilot program to use interactive data in their financial statement filings. We expect that the companies using our solution will find the process inexpensive and painless and will communicate their experience to the SEC, which may lead to quicker adoption of the standard. If public companies choose to add I-Metrix Professional to the solution, they will also save time and energy while performing benchmarking, peer, competitive and valuation analysis tasks. We believe Interactive Data will become a win-win proposition for the SEC, investors and public issuers."

During the first quarter of 2006, EDGAR Online adopted SFAS 123(R), "Share Based Payment," which requires the Company to begin recording stock compensation expense based on the fair value of options granted to employees. The expense is recognized ratably over the vesting period of the related options and is included in the same line item as cash compensation expenses of the same employees. As a result, the Company recorded $263,000 of stock compensation expense in the first quarter of 2006, which is reflected in operating loss.

Operating loss was ($1.6 million), or ($0.06) per share, for the first quarter of 2006, compared to an operating loss of ($960,000), or ($0.04) for the same quarter last year. Net loss for the first quarter was ($1.6 million), or ($0.06) per share, compared to a net loss of ($944,000), or ($0.04) per share in the prior year. The increase in operating loss from the prior year reflects the Company's continued increases in product development and sales and marketing expenses associated with the I-Metrix suite of products, and the adoption of SFAS 123(R).

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EDGAR(R) Online, Inc.
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At March 31, 2006, cash and equivalents totaled $4.6 million, compared to $5.3 million at December 31, 2005. The Company has no debt other than normal operating payables and accrued expenses.

KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                             1Q'06     1Q'05
                                            -------   -------
                                               (unaudited)

Seat-based Subscriptions                    $ 2,260   $ 1,899
Data Sales                                    1,589     1,241
Technical Services                                -       230
Advertising and E-commerce                       69       133
                                            -------   -------
TOTAL REVENUES                              $ 3,918   $ 3,503

Net Loss                                    $(1,584)  $  (944)
Other (Income)/Expense, net                     (39)      (16)
                                            -------   -------
Operating Loss                              $(1,623)  $  (960)
Stock Compensation Expense                      263         -
Amortization and Depreciation                   459       476
                                            -------   -------
EBITDA                                      $  (901)  $  (484)

Net Loss per share                          $ (0.06)  $ (0.04)
EBITDA per share                            $ (0.04)  $ (0.02)

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. EBITDA also excludes the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate EBITDA in the same manner, the Company's definition of EBITDA might not be consistent with that of other companies.

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EDGAR(R) Online, Inc.
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EDGAR Online will hold its quarterly conference call to review results for the first quarter ended March 31, 2006 today, Tuesday, May 2, 2006, at 5 p.m. EST. Susan Strausberg, president and CEO, and Greg D. Adams, COO and CFO, will host the call. To participate, please call: (800) 811-8830 (toll-free for domestic callers) or (913) 918-4904 (international callers). The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor/. Investors also have the option of calling
(888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 1610478, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. on May 2, 2006.

ABOUT EDGAR(R) Online, Inc.
EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.

EDGAR(R)is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

                            FINANCIAL TABLES FOLLOW

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EDGAR(R) Online(R), Inc.
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                               EDGAR ONLINE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                  -----------------------
                                                     2006         2005
                                                  ----------   ----------
                                                        (unaudited)
Revenues:
  Seat-based subscriptions                        $    2,260   $    1,899
  Data sales                                           1,589        1,241
  Technical services                                       -          230
  Advertising and e-commerce                              69          133
                                                  ----------   ----------
Total revenues                                         3,918        3,503

Total cost of sales (includes non-cash
 stock-based employee compensation
 expense of $12 for the three months
 ended March 31, 2006)                                   616          494
                                                  ----------   ----------
  Gross profit                                         3,302        3,009

Sales and marketing (includes non-cash
 stock-based employee compensation
 expense of $70 for the three months
 ended March 31, 2006)                                 1,234          963
Product development  (includes non-cash
 stock-based employee compensation
 expense of $18 for the three months
 ended March 31, 2006)                                   965          548
General and administrative (includes
 non-cash stock-based employee
 compensation expense of $163 for the
 three months ended March 31, 2006)                    2,267        1,982
Amortization and depreciation                            459          476
                                                  ----------   ----------
Total operating expenses                               4,925        3,969

  Operating loss                                      (1,623)        (960)

Other income, net                                         39           16
                                                  ----------   ----------
  Net loss                                        $   (1,584)  $     (944)
                                                  ==========   ==========
Weighted average shares outstanding -
 basic and diluted                                    25,064       21,568

Net loss per share - basic and diluted            $    (0.06)  $    (0.04)

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EDGAR(R) Online(R), Inc.
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                               EDGAR ONLINE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                     MARCH 31,     DECEMBER 31,
                                                       2006            2005
                                                    ------------   ------------
                                                     (unaudited)
                 ASSETS

Cash and cash equivalents                           $      4,650   $      5,334
Accounts receivable, net                                   2,834          2,296
Other assets                                                 525            271
                                                    ------------   ------------
       Total current assets                                8,009          7,901

Property and equipment, net                                1,201          1,238
Goodwill                                                   2,189          2,189
Intangible assets, net                                     6,378          6,690
Other assets                                               1,192          1,237
                                                    ------------   ------------
       Total assets                                 $     18,969   $     19,255

   LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses               $      2,113   $      2,439
Deferred revenues                                          3,892          3,450
                                                    ------------   ------------
       Total current liabilities                           6,005          5,889

Stockholders' equity:
Common stock                                                 266            262
Treasury stock                                            (1,881)        (1,881)
Additional paid-in capital                                68,051         66,873
Accumulated deficit                                      (53,472)       (51,888)
                                                    ------------   ------------
       Total stockholders' equity                         12,964         13,366

       Total liabilities and stockholders' equity   $     18,969   $     19,255

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